Exhibit 99.1

Kayne Anderson Energy Total Return Fund, Inc. Completes Private Placement of $85 Million of Senior Notes and $90 Million of Preferred Stock

HOUSTON--(BUSINESS WIRE)--March 5, 2010--Kayne Anderson Energy Total Return Fund, Inc. (the “Fund”) (NYSE: KYE) announced today that it has completed a private placement with institutional investors of $85 million of senior unsecured notes (the “Senior Unsecured Notes”) and $90 million of mandatory redeemable preferred stock (the “Series A Mandatory Redeemable Preferred Stock”).

A portion of the net proceeds from the offerings will be used to repay the outstanding balance on the Fund’s revolving credit facility ($67 million as of March 5, 2010). Remaining net proceeds will be used to make new portfolio investments and for general corporate purposes.

The table below sets forth the key terms of each series of the Senior Unsecured Notes and the Series A Mandatory Redeemable Preferred Stock:

Security	Amount ($ in millions)	Fixed/ Floating	Interest/Dividend Rate	Maturity
Senior Unsecured Notes
Series D	$58	Fixed	4.15%	3/5/2015
Series E	$27	Floating	3-month LIBOR + 155 bps	3/5/2015
Total	$85

Series A Mandatory Redeemable Preferred Stock	$90	Fixed	5.48%	3/5/2017

Based on a 3-month LIBOR rate of 0.25% on March 5, 2010, the interest rate for the Series E Senior Unsecured Notes is 1.80%.

Neither the Senior Unsecured Notes nor the Series A Mandatory Redeemable Preferred Stock will be registered under the Securities Act of 1933 and may not be offered and sold in the United States absent registration or an applicable exemption from registration.

The Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 whose common stock is traded on the NYSE. The Fund’s investment objective is to obtain a high total return with an emphasis on current income by investing primarily in securities of companies engaged in the energy industry, principally including publicly-traded energy-related master limited partnerships and limited liability companies taxed as partnerships and their affiliates, energy-related U.S. and Canadian royalty trusts and income trusts and other companies that derive at least 50% of their revenues from operating assets used in, or providing energy-related services for, the exploration, development, production, gathering, transportation, processing, storing, refining, distribution, mining or marketing of natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com/